Exhibit 23.3

CONSENT OF QUALIFIED PERSON

RESPEC LLC (“RESPEC”), in connection with the Registration Statement on Form S-3 and any amendments or supplements and/or exhibits thereto (collectively, the “Form S-3”) of Intrepid Potash, Inc. (the “Company”), hereby consents to:

•	the incorporation by reference and use of (i) the technical report titled “Technical Report Summary of the 2023 Estimated Resources and Reserves at Intrepid Potash-New Mexico” with an effective date of December 31, 2023 and dated February 14, 2024, (ii) the technical report titled “Technical Report Summary of the 2023 Estimated Resources and Reserves at Intrepid Potash-Moab” with an effective date of December 31, 2023 and dated February 14, 2024, and (iii) the technical report titled “Technical Report Summary of the 2023 Estimated Resources and Reserves at Intrepid Potash-Wendover” with an effective date of December 31, 2023 and dated February 14, 2024 (collectively, the “Technical Report Summaries”), in each case that were prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (the “Commission”), in the Form S-3;

•	the use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the Commission), in connection with the Technical Report Summaries and the Form S-3; and

•	any extracts from or a summary of the Technical Report Summaries included or incorporated by reference in the Form S-3, and the use of any information derived, summarized, quoted, or referenced from the Technical Report Summaries, or portions thereof, that was prepared by the Company, that we supervised the preparation of, and/or that was reviewed and approved by us, that is included or incorporated by reference in the Form S-3.

By:	/s/ Susan B. Patton
Name:	Susan B. Patton, P.E.
Title:	Principal

Grand Junction, Colorado

March 7, 2024